EXHIBIT 99.1

Media: Susan Tellem Tellem Worldwide (310) 479-6111 ext. 16 stellem@tellem.com Investors: William Marshall Javo Beverage Company, Inc. (760) 560-5286 ext. 102 wmarshall@javobeverage.com

JAVO BEVERAGE COMPANY ANNOUNCES PRIVATE PLACEMENT OF

$ 21.0 MILLION IN SENIOR CONVERTIBLE NOTES

Proceeds to Bolster Sales and Marketing of Dispensed Coffee and Tea Beverages

San Diego — December 15, 2006 — Javo® Beverage, Inc. (OTC Bulletin Board: JAVO) announced it has entered into definitive agreements to sell $21.0 million in senior convertible notes that are due in 2011 to certain institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933.  Cowen and Company acted as the exclusive placement agent for the offering.

The notes carry a 6.95% coupon, payable quarterly, and are convertible into shares of common stock at $1.79 per share.  The notes will begin to amortize in equal, monthly installments beginning in May, 2007.  The Company agreed to issue warrants to purchase 3,519,553 shares of common stock at $1.95 per share and a second tranche of warrants to purchase 3,125,000 shares of common stock at $2.24 per share both of which expire in December, 2011.

The net proceeds to the Company will be used to execute against its business plans, including but not limited, to growing its sales and customer service infrastructure and providing working capital for growth as well as other general corporate purposes.

“Our high quality coffee and tea products have enabled Javo to supply: 7-Eleven, Gordon Food Service, Shamrock Foods, Compass Group, Caribou Coffee and other highly respected organizations in the food service industry.” said Cody C. Ashwell, CEO and Chairman of Javo Beverage Company.  “This private placement, combined with our sales, distribution and service capabilities, will aid in achieving the scale necessary to match the substantial opportunities that we have in food service specialty beverages.”

This press release provides only a summary of the transaction.  The Company will file a Current Report on Form 8-K further describing the transaction, which will include, as an Exhibit, the Securities Purchase Agreement.  The announcement of this placement of senior convertible notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes. The senior convertible notes and the shares of common stock issuable upon conversion of the notes or exercise of the warrants have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

About Javo® Beverage Company, Inc.

Based in Vista, California, Javo Beverage Company (OTC Bulletin Board: JAVO), is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The Company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable.  As a result, they have broad applications in the foodservice, food manufacturing and beverage industries.  For foodservice operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems.  Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors with the development and supply of customized ingredients for their packaged foods and ready-to-drink beverages.   Through its sales, service and distribution operations, Javo supplies a growing list of national and international foodservice operations, specialty coffee retailers, restaurant chains and food manufacturers.  More information about Javo Beverage Company is available at www.javobeverage.com.

This release contains forward-looking statements made by or on behalf of Javo Beverage Company, Inc. All statements, which address operating performance that the Company expects will occur in the future, including statements relating to volume growth, share of sales, or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management’s current views and we cannot assure that anticipated results will be achieved. The consummation of the agreements described in this press release are subject to normal customary closing conditions.